Exhibit 99.1

EXPEDIA COMMENT ON eLONG

BELLEVUE, July 7, 2014 - As a matter of corporate policy, Expedia, Inc. (NASDAQ: EXPE) does not comment on market rumors relating to its business. Expedia notes certain inaccurate rumors reported in Chinese media relating to its majority ownership of eLong, Inc. (NASDAQ: LONG). Expedia remains a long-term investor in eLong and supports eLong’s drive to become the leading Chinese travel site.